Exhibit 10.33.1

Confidential Portions Omitted

** - INDICATES THAT CONFIDENTIAL PORTIONS ARE OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

AMENDING AGREEMENT

This amending agreement is made the 10th day of March, 2006 (the “Amending Agreement”) Between:

POWERWAVE TECHNOLOGIES, INC., a Delaware Corporation having its principal office at 1801 E. St. Andrew Place Santa Ana, California 92705 (“Powerwave”)

-and-

CELESTICA CORPORATION, a Delaware Corporation having its principal office at 9 Northeastern Boulevard, Salem NH 03079 (“Celestica”)

WHEREAS Powerwave and Celestica entered into a Manufacturing Services and Supply Agreement effective as of November 21, 2002 (the “Agreement”);

AND WHEREAS Powerwave and Celestica wish to amend certain of the provisions of the Agreement as set forth below;

NOW THEREFORE for good and valuable consideration the receipt and sufficient of which is hereby acknowledged, the parties agree as follows:

1.	Global Charter.

Celestica and Powerwave hereby agree that Celestica shall be the global preferred outsourcing partner to Powerwave. As the global preferred outsourcing partner to Powerwave, Celestica shall be entitled to the following:

1.1 Celestica shall have the right to quote on all business that is outsourced or considered for outsourcing by Powerwave related to electronics manufacturing;

1.2 Celestica shall have the right to match any quote that Powerwave receives in respect of outsourced electronics manufacturing business. Powerwave hereby acknowledges and agrees that Celestica ** ** ** ** ** ** ** ** ** ** ** ** ** ** ** ** ** ** ** ** (with consideration given to total cost of ownership, delivery, performance and customer satisfaction) as the most competitive quotation received by Powerwave from a reputable arm’s length third party for the manufacture of same Product when evaluated against the Celestica quotation on a complete basis and giving due consideration to the point of manufacture, delivery destination, service level and offering.

1.3 The rights identified in Section 1.1 and 1.2 apply in respect of pure outsourcing as well as outsourcing conducted by way of asset divestitures.

1.4 Subject to the confidentiality terms of Powerwave’s existing agreements with third parties, Powerwave shall provide Celestica, in a timely manner, with all relevant information as may be required by Celestica to enable Celestica to develop a competitive quote for any electronics manufacturing outsourcing business to be awarded by Powerwave. For the sake of clarity, such relevant information shall include but not be limited to summaries of quotes received from third parties competing for such electronics manufacturing business and an outline of the salient features of such quotes that may have operational or economic ramifications. In addition to such summaries of competing quotations, Powerwave shall provide Celestica with a reasonable amount of time to prepare its quote. Celestica shall respond in a timely manner following receipt of all such information noted herein.

1.5 Pricing on existing electronics manufacturing services performed by Celestica prior to the effective date hereof and which do not form part of the Revenue Commitment (as defined below) is to be competitive with current market pricing per the existing Agreement without giving effect to the provisions hereof.

2.	Scope.

The Global Charter detailed in section 1 above extends to all products sold by Powerwave during the Term of the Agreement as amended hereby, including all acquired, new, follow-on, replacement and derivative products.

3.	Powerwave Credit

3.1 Section 20.2 of the Agreement is deleted in its entirety.

3.2 The following Sections are inserted in replacement thereof:

Powerwave acknowledges and agrees that Celestica, in the performance of its obligations under this Agreement, will incur financial obligations on behalf of Powerwave. The Parties agree that Celestica will, before it incurs financial obligations on behalf of Powerwave, and from time to time, establish, and advise Powerwave in writing, of Powerwave’s credit limit with Celestica (the “Credit Limit”). Celestica will monitor its financial exposure to Powerwave on an ongoing basis. Financial exposure with Powerwave will be defined as: (A) outstanding accounts receivable; plus (B) inventory on hand; plus (C) non-cancellable, non-returnable purchase orders (collectively, the “Financial Exposure”). Powerwave agrees to operate within its Credit Limit. In the event that Powerwave’s Financial Exposure with Celestica exceeds the amount of the Credit Limit, Celestica will give Powerwave notice thereof. Upon notification, Powerwave agrees to use its best efforts to remedy the excess within 20 calendar days by reducing the Financial Exposure. If the excess is not remedied within 20 calendar days of the provision of such notice, Celestica has the right to take appropriate action to reduce the Financial Exposure.

In order to assist Celestica in establishing Powerwave’s Credit Limit and managing the Financial Exposure, during the Term of the Agreement, Powerwave and Celestica shall meet at least once a quarter to discuss their respective businesses and operations.

4.	Term.

4.1 Section 4.1 of the Agreement is deleted in its entirety and Term of the Agreement shall be as identified in Section 4.2 below.

4.2 The term of the Agreement as amended hereby shall be for a period of five (5) years from the effective date of this Amending Agreement (the “Term”). The amended Agreement will automatically renew for additional one (1) year periods after the expiration of the Term unless either party receives from the other, at least six (6) months prior to the end of the Term or any renewal thereof, a written notice identifying the intention of such party to terminate the Agreement at the end of the then current period.

5.	Revenue Commitment.

5.1 During the Term, Powerwave agrees to purchase a minimum of $** US worth of products from Celestica in each 12-month period (the “Revenue Commitment”), commencing with the effective date of this Amending Agreement. The Revenue Commitment is in addition to existing manufacturing services currently performed by Celestica as of the date hereof and any follow-on business thereon. The pricing for the Products which satisfy the Revenue Commitment shall be fixed at a ** revenue margin during each of the first four 12-month periods and shall be at a ** revenue margin during the fifth 12-month period. Pricing shall be on ** ** ** ** (consistent with current practices under the existing Agreement) and Celestica shall provide Powerwave reasonable and sufficient information to allow Powerwave to verify the Revenue Commitment and the applicable ** revenue margin without violating the confidentiality terms of Celestica’s agreements with third parties. The Revenue Commitment is subject to: (i) Celestica delivering the Products on time in accordance with forecasting, flexibility and the lead time provisions of the existing Agreement; and (ii) the Products meeting the quality standards set forth in the existing Agreement.

5.2 Within thirty days after the end of each of the five 12 month periods that comprise the Term, Celestica will provide to Powerwave a summary statement of the actual revenue and ** earned under the Revenue Commitment during such 12 month period (the “Revenue Commitment Reconciliation Statement”). If the actual ** is less than US$** for each of the first four 12 month periods or US$** in the case of the fifth 12 month period then Celestica and Powerwave will in good faith negotiate an arrangement equitable to both parties, recognizing Celestica’s legitimate expectations under such commitment, being at least the specified ** return on the specified revenue level. Such alternative arrangements could include transfer of additional workload from Powerwave’s internal manufacturing sites or transfer of additional workload from third party manufacturers as well as reconciliation of the actual ** earned with the expected ** on the Revenue Commitment, among others. Notwithstanding the above, if, in the event of a prolonged decrease in demand for Powerwave’s products, and after using its best efforts, Powerwave is unable to meet the Revenue Commitment in any particular year of the amended Agreement, the parties will in good faith negotiate an alternative mutually equitable arrangement, which may include a decrease in the Revenue Commitment.

5.3 Celestica’s performance will be evaluated based on delivery in accordance with the yield, forecasting, flexibility and lead-time provisions of the existing Agreement and the quality standards set forth in the existing Agreement (the “Performance Metrics”).

5.4 Celestica and Powerwave acknowledge and agree that Celestica shall have a period of six months from the date hereof to verify the performance of the Laguna, Philippines site (the “Facility”) following its acquisition by Celestica from Powerwave. In the event that the performance of the Facility is not adequate to meet the Performance Metrics due to conditions existing at the time of the acquisition of the Facility by Celestica then the parties shall meet to construct a mutually agreed remedial plan to address such performance issues. Powerwave acknowledges and agrees that no such failure to meet the performance obligations of the Agreement shall constitute or be construed to be a breach of the Agreement or relieve Powerwave of its obligations under section 5 hereof provided Celestica continues to operate in accordance with the provisions of the mutually agreed remedial plan.

6.	Miscellaneous.

6.1 Powerwave will retain ownership of and consign to Celestica any required product specific test equipment, other than at the Laguna, Philippines site.

6.2 This Amending Agreement becomes effective when signed by an authorized representative of each of Powerwave and Celestica.

6.3. All other terms of the Agreement remain in full force and effect, unamended and unrescinded as of the date hereof including without limitation such provisions relating to accounts receivable and excess and obsolete materials.

6.4 This Amending Agreement shall be governed by and construed according to the laws of the State of Delaware.

6.5 This Amending Agreement may be executed in counterparts, each of which shall constitute an original and taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Amending Agreement on the dates indicated below.

Celestica Corporation		Powerwave Technologies, Inc.

By:		By:

Name	Date	Name	Date

Title		Title

Address:		Address: